Exhibit 99.1

January 29, 2004

Cass Information Systems, Inc. Ends 2003
With 9% Increase in 4th Quarter Earnings

      ST. LOUIS - Cass Information Systems, Inc. (NASDAQ: CASS), the nation's leading provider of freight and utility invoice payment, rating, auditing and information services, reports that in the fourth quarter of 2003 it earned 63 cents per share fully diluted, a 9% increase over 2002 fourth quarter earnings of 58 cents per share fully diluted. Net income for the period was $2,123,000, an 8% increase over net income of $1,961,000 reported in the fourth quarter of 2002.

      The solid growth in earnings over the period was largely the result of a 9% increase in overall processing fees driven by a 7% rise in freight invoice volume and a 39% rise in utility transactions.

2003 Summary

      For the year ending Dec. 31, 2003, Cass posted earnings of $2.34 per fully diluted share, an 8% increase over the $2.16 per fully diluted share it earned in 2002. Net income was $7,902,000 in 2003, an 8% increase over the $7,312,000 earned in 2002.

      Cass achieved higher earnings despite a difficult economic environment. Low interest rates significantly reduced the company's net investment income, while anemic national freight activity, especially in the first half of 2003, adversely impacted processing volumes from existing customers.

      Cass was able to offset these declines by expanding its customer base and product offerings to drive a 16% increase in overall processing revenues. It grew freight transaction volume by 8% and utility processing volume by 34%.

      Total revenue increased $9,385,000, largely as a result of consolidating the operating results of a software subsidiary, Government e-Management Solutions (GEMS). GEMS, which markets integrated financial, property and human resource management systems to the public sector, generated revenues of $7,696,000 in 2003.

      While net investment income decreased $2,652,000 due to lower interest rates, the impact was partially offset by an increase in earning assets, changes in the mix of the company's investments and gains on the sale of investments.


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      "I am delighted with the 34% growth in transaction volume our utility invoice processing operations achieved and with our ability to increase freight transaction processing volumes by 8% despite an adverse level of economic activity," said Lawrence A. Collett, Cass chief executive officer and chairman of the board. "Undeniably, the $2,652,000 drop in net investment income, attributable to lower interest rates, was a major burden on company-wide earnings," he continued. "Our focus in 2004 will be to continue to expand our information processing activities with the hope of seeing an improvement in the yields from our lending and investment portfolios."

      Operating expenses increased 18% in 2003, attributable mainly to the GEMS' consolidation. Prior to Dec. 31, 2002, GEMS was accounted for as an asset held for sale and its operating results were not consolidated with those of the company. Statement of Financial Accounting Standards No.144, adopted by the company in 2002, now requires that GEMS be reclassified as an asset held and used. Consequently, Cass reclassified the entity's net assets and consolidated its operations with the parent company on Jan.1, 2003. Excluding the effect of that consolidation, operating expenses were 2% higher than those reported in 2002. For the fourth quarter, the 11% increase in operating expenses was also primarily related to the GEMS' consolidation. Excluding GEMS, operating expenses decreased 4% and total revenues decreased 1% compared to the fourth quarter of 2002.


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

                      Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except share and per share data) for the periods ended December 31, 2003 and 2002.

                                           Quarter          Quarter           Year             Year
                                            Ended            Ended           Ended            Ended
                                          12/31/03         12/31/02         12/31/03         12/31/02
Transportation Invoice Volume                 6,001            5,629           23,359           21,549

Transportation Dollar Volume             $2,256,947       $2,083,125       $8,673,993       $7,715,588

Utility Transaction Volume                    1,251              903            4,618            3,435

Utility Dollar Volume                    $  847,302       $  696,591       $3,340,375       $2,634,269

Payment and Processing Fees              $    7,293       $    6,670       $   28,440       $   24,622

Software Revenue                              1,825               --            7,696               --

Net Investment Income                         6,604            6,938           26,192           28,844

Gain on Sale of Debt Securities                  --              535            1,454            1,477

Other                                           642              563            2,477            1,931
                                         ----------       ----------       ----------       ----------

     Total Revenues                      $   16,364       $   14,706       $   66,259       $   56,874

Salaries and Benefits                    $    9,126       $    8,055       $   37,152       $   31,405

Occupancy                                       442              385            1,782            1,500

Equipment                                     1,128            1,069            4,478            4,310

Other                                         2,660            2,536           11,492            9,360
                                         ----------       ----------       ----------       ----------

     Total Operating Expenses            $   13,356       $   12,045       $   54,904       $   46,575

Income before Income Taxes               $    3,008       $    2,661       $   11,355       $   10,299

Provision for Income Taxes               $      885       $      700       $    3,453       $    2,987

Net Income                               $    2,123       $    1,961       $    7,902       $    7,312

Average Earning Assets                   $  606,189       $  553,121       $  563,071       $  544,011

Net Interest Margin                            4.57%            5.29%            4.85%            5.60%

Allowance for Loan Losses to Loans             1.17%            1.22%            1.17%            1.22%

Non-performing Loans to Total Loans             .94%            2.12%             .94%            2.12%

Net Loan Charge-offs to Loans                    --              .01%              --              .03%

Provision for Loan Losses                $      100       $      140       $      190       $      500

Non-performing Loans                     $    4,394       $    9,194       $    4,394       $    9,194

Basic Earnings per Share                 $      .63       $      .58       $     2.36       $     2.18

Diluted Earnings per Share               $      .63       $      .58       $     2.34       $     2.16


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

About Cass Information Systems

Cass has been a leading provider of payables services and information support systems to companies throughout North America since 1956. The company pays over $12 billion annually in freight and utility invoices on behalf of its customers from processing centers in St. Louis, Mo., Columbus, Ohio and Boston, Mass. The support of its bank subsidiary, Cass Commercial Bank, founded in 1906, makes the company unique in the industry.

Note to Investors

      Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company's actual results, see the company's annual report on Form 10-K for the year ended December 31, 2002.


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